Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the ______ day of ____________, 2021 (the “Effective Date”) between Aerocentury Corp., a Delaware corporation, with offices located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA 94306 (the “Company”) and ____________, an individual (the “Employee”).

RECITATIONS

1. Company desires to employ or to continue to employ Employee;

2. To perform Employee’s obligations as the Company’s employee, Employee needs access to certain confidential and proprietary information of Company and, in some circumstances, information disclosed by a third party to Company under the terms of a confidentiality agreement;

3. Company will be injured irreparably if Employee breaches the confidentiality of, misappropriates or makes it possible for a third party to misappropriate, any such information. Monetary damages for such injury would not adequately compensate Company for the irreparable injury;

4. Company desires to offer Employee employment with Company upon the terms and subject to the conditions set forth herein; and

5. Employee desires to accept Company’s offer of employment with Company upon the terms and subject to the conditions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt, sufficiency and adequacy of which Employee acknowledges, including without limitation Employee’s employment or continued employment by Company as an employee, and Company’s disclosure to Employee of confidential and proprietary information that Company determines is necessary to enable Employee to perform Employee’s obligations to Company, Employee and Company hereby agree as follows:

1. Employment.

(a) Terms and Conditions of Employment. Company shall employ Employee and Employee shall be employed by Company on the terms and subject to the conditions set forth herein.

(b) Period of Employment. The term of employment will be: [at-will/for a period of ____]. The beginning date of employment shall be the Effective Date. Employee shall conform to all such policies and rules as Company may promulgate from time to time. For at-will employees, Employee’s employment and compensation can be terminated, with or without cause, with or without notice, at any time, at the option of either Company or Employee.1 All employment agreements between Employee and Company shall be in writing and only the President of Company shall have authority to enter into or modify an employment agreement with Employee. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or affiliates.

[1]	If for a term of employment, delete the “at-will” language and add: “Termination by the Company for Cause. The Company may terminate Employee’s employment at any time for Cause. In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to (i) accrued but unpaid base salary through the date of termination of Employee’s employment, and (ii) any unpaid or unreimbursed expenses incurred in accordance with this Agreement. For the purpose of this Agreement, for “Cause” means (i) a breach of Employee’s fiduciary duties to the Company including, but not limited to, Employee’s failure to obey any lawful directive of the Board, (ii) Employee’s personal dishonesty or willful misconduct, (iii) Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, and/or (iv) a breach by the Employee of any provision of this Agreement.”

2. Office and Duties.

(a) Primary Duties. Employee shall be employed as the __________ of the Company, reporting to the Company’s ____________, and such other duties, and responsibilities as the Board of Directors of the Company (the “Board”) shall reasonably assign to Employee from time to time, including duties and responsibilities relating to the Company’s wholly-owned and partially owned subsidiaries and other affiliates.

(b) Employment Duties; Conflicting Activities. Employee shall devote Employee’s full business time, attention, skill and best efforts to the performance of Employee’s duties under this Agreement and shall not engage in any other business or occupation during the term of employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of Employee’s duties for the Company or (z) interferes with the exercise of Employee’s judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

3. No Improper Use of Materials. Employee understands that Employee shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with Employee’s employment with Company. During Employee’s employment by Company, Employee shall not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom Employee has an obligation of confidentiality, and Employee shall not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

4. Compensation. During the term of Employment, for the services to be rendered pursuant to this Agreement or at the request of the Company, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, $____________________, with increases or decreases, if any, as may be approved by the Board or the Compensation Committee from time to time. Payment will be monthly and made on the 15th of each month of employment.

(b) Annual Bonus and Equity Compensation. Employee shall be eligible to receive an annual target cash bonus and awards of restricted stock units or other equity-based incentive compensation consistent with Employee’s position(s) with the Company, in each case, as determined by the Board and the Compensation Committee of the Board.

(c) Benefits. Employee shall be eligible to receive such employee benefits as may be determined by Company in its sole discretion.

(d) Expenses. Company shall reimburse Employee for all pre-approved travel, entertainment and out-of-pocket expenses incurred by Employee in the course and scope of authorized Company business.

(e) Limited Obligation upon Termination. In the event Company or Employee terminates Employee’s employment for any reason, Company’s sole obligation shall be to pay Employee such salary as shall have accrued and remain unpaid as of the date of such termination.

5. Proprietary Information.

(a) Work Product.

(i) “Work Product” means all work product, including products of the mind, that result from Employee’s performance of services for Company, including without limitation all inventions, improvements, discoveries, algorithms, formulas, developments, programming, experimental work, work in progress, documentation, analyses, reports, data, compilations, designs, plans, specifications, models, diagrams, designs, techniques, processes, systems, methods, know-how and technology, whether or not reduced to fixed form or practice, and whether or not protectible by the copyright, patent, trade secret or other intellectual property law of any jurisdiction, which Employee conceives, develops, contributes to or delivers to Company at any time during Employee’s employment. Work Product also includes without limitation (a) all “droit moral” or “moral rights of authors” and any and all so call “rental rights”) and (b) to the extent applicable, all rights in any inventions, improvements, discoveries, algorithms, formulas, developments, programming, experimental work, work in progress, documentation, analyses, reports, data, designs, plans, specifications, models, diagrams, designs, techniques, processes, systems, methods, know-how and technology that Employee conceived, developed, contributed to or delivered to Company before the date of this Agreement while Employee was engaged as an independent contractor or employee of Company.

(ii) Company does and shall exclusively own all Work Product, and all Work Product shall be considered work made for hire by Employee. If any of the Work Product does not qualify under applicable law as work made for hire by Employee for Company, or if ownership of all right, title and interest in the intellectual property rights in such Work Product does not otherwise vest exclusively in Company, Employee shall assign, and upon creation thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights in such Work Product to Company. In the event Employee has any rights in and to the Work Product that cannot be assigned to Company as provided above (including, but not limited to, the “droit moral” or “moral rights of authors” or any similar rights in and/or to the Work Product), whether now know or hereafter to become known, Employee hereby unconditionally waives such rights and the enforcement thereof, and all claims and causes of action of any kind with respect to any of the foregoing. In the event Employee has any rights in and to the Work Product that cannot be assigned to Company as provided above and cannot be so waived, Employee hereby grants to Company an exclusive, worldwide, royalty-free license during the term of such rights to reproduce, distribute, modify, publicly perform and publicly display (with the right to sublicense and assign) the Work Product, including without limitation the right to use in any way whatsoever the Work.

(iii) Company shall have the right to obtain and hold in its own name the copyrights, registrations and any other protections available in or for the Work Product. Whether or not Employee is still employed by Company at the time, Employee will perform, on Company’s request, and at Company’s costs and expense, any further acts necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product and of the intellectual property rights therein, including, without limitation, (a) executing, acknowledging and delivering affidavits and documents of transfer, assignment and conveyance, (b) obtaining and aiding in the enforcement of copyrights and, if applicable, patents with respect to the Work Product, (c) testifying in connection with any proceeding affecting the right, title or interest of Company in any Work Product, and (d) performing any other acts Company determines are necessary or desirable to carry out the purposes of this Agreement.

(iv) “Third Party Work Product” means a third party’s invention, work of authorship, information or other product of the mind that would constitute Work Product were it the result of Employee’s performance of services for Company. Employee shall not to use any Third Party Work Product in Employee’s performance of services for Company unless Company has the right to use such Third Party Work Product.

(v) “Pre-existing Work Product” means inventions, works of authorship, or other product of the mind that (a) would constitute Work Product were it the result of Employee’s performance of services for Company, and (b) that Employee developed, authored or invented before Employee’s employment or engagement as an independent contractor by Company. If Employee uses any of Pre-existing Work Product in performing services for Company, then Employee hereby grants Company a perpetual, royalty free, world-wide, irrevocable license to use in the operation of its business the portion of Pre-Existing Work Product that Employee so uses.

(vi) Excluded Projects. Notwithstanding any provision hereof to the contrary, the term “Work Product” shall not include the projects identified on Exhibit A attached hereto, if any, and Employee shall have the right to continue work on and to retain all ownership rights in the Excluded Projects.

(b) Records.

(i) “Records” means all records and other materials (other than Employee’s personal copies of Employee’s personal employment and financial records), and all copies thereof, in whatever form or media created and maintained, relating in any way to the business of Company or its assignors, predecessors, affiliates, subsidiaries, clients, vendors or contractors. Records include but are not limited to, engineering, laboratory and research notes and notebooks, technical, cost and sales data, drawings, plans, sketches, blueprints, memoranda, specifications, charts, designs, models, diagrams, manuals, reports, business plans and forecasts, customer lists, and records as to customer requirements and usages, and contracts with customers, vendors and service providers. “Business Materials” means all equipment and devices that embody, demonstrate, or are described by any of the Records.

(ii) Employee acknowledges and agrees that all Records made or received by Company (or its assignors, predecessors, affiliates and subsidiaries) and all Business Materials are and shall remain Company’s exclusive property. Upon termination of Employee’s employment with Company for any reason, Employee shall return to Company all Records and Business Materials in Employee’s custody or control. Employee agrees that Employee will not keep for himself or give to any third person any copies of any Records or Business Materials.

(c) Confidential Information.

(i) “Confidential Information” means: (a) information, data or analysis (including, without limitation, all information, data, or analysis set forth or reflected in the Records and Business Materials) with respect to any Work Product or any other private or confidential matters relating to Company’s products, sales or business (collectively “Company Information”), and (b) information and data that has been disclosed to Company under an agreement between the disclosing party and Company requiring Company to maintain its confidentiality (such agreements hereafter “Third Party Confidentiality Agreements” and such information hereafter “Third Party Information”).

(ii) Employee acknowledges and agrees that (a) Company Information constitutes valuable trade secrets of Company that does, or reasonably may be expected to, give Company an economic, technological, competitive or other advantage that has actual or potential economic value to Company, (b) the value of Company Information depends on its being not generally known to, and not being readily ascertainable by proper means by, other persons, and (c) Company makes efforts that are reasonable under the circumstances to maintain the secrecy of the Company Information.

(iii) To preserve the value of the Company Information to Company and to enable Company to comply with requirements applicable to Third Party Information, both now and after Employee ceases to be employed by Company, Employee shall treat as trade secrets, hold in strictest confidence and not disclose directly or indirectly to any person, firm, corporation or other entity without Company’s express authorization any Confidential Information that may come to Employee’s knowledge or attention. Employee may disclose Company Information only (a) to the extent expressly authorized by Company, or (b) to other Company employees while Employee is employed by Company, to the extent actually required by performance of Employee’s duties for Company. Employee will comply with the provisions of all Third Party Confidentiality Agreements. These restrictions do not apply to information or data that has been published and made available to the public by or with approval of the owner of information or data, or to disclosure required by law, provided that Employee first gives Company prompt notice of any action or proceeding to request or require release of the Confidential Information. Employee shall use his or her best efforts to cause Company to be given a full opportunity to restrain or otherwise prohibit release of such information.

(iv) Employee will use Confidential Information, Records and Business Materials only in performing his or her duties to Company, as directed by Company. Employee will not use Confidential Information, Records and Business Materials for any other purpose or without the approval or direction of Company.

(v) The foregoing provisions relating to Confidential Information are in addition to, and not in place of, Employee’s obligations under common law with respect to Confidential Information.

(d) Modification or Restatement of Agreement. By executing this Agreement, Employee intends to assure Company as fully as possible that Employee will keep Confidential Information, Records and Business Materials in strictest confidence and that Employee acknowledge Company’s ownership and control, rights and responsibilities with respect to the same. Therefore, at Company’s request, Employee will execute modifications, amendments or restatements of this Agreement that Company determines are appropriate to achieve Employee’s purpose in executing this Agreement, including, without limitation, modifications, amendments or restatements that clarify, enhance and expand the definition or protection of the Confidential Information, Records and Business Materials. No further consideration to Employee shall be required for any such modification, amendment or restatement to be legally effective.

(e) Breach. If Employee breaches or threatens to breach any of Employee’s obligations under this Agreement, or if Company reasonably believes that there is an imminent risk that Employee will breach any of Employee’s obligations under this Agreement, then in addition to any other remedies and damages available to it, Company shall be entitled to injunctive relief to restrain future breach, violation or injury by Employee, Employee’s partners, agents, employers and all persons acting for or with Employee, without the necessity of posting bond or of proving that there is no adequate remedy at law or imminent irreparable injury to Company. Company shall not be prohibited from pursuing other remedies for Employee’s breach or threatened breach, including recovery of damages. Employee understands that should Company undertake any actions in response to a breach or threat of a breach by Employee, Employee may be liable to Company for any legal fees that Company incurs as a result of those actions.

6. Non-Solicitation.

(a) Non-Solicitation of Employees. During the term of Employee’s employment and for a period of one (1) year after Employee’s employment with Company is terminated for any reason, Employee shall not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, hire, solicit, assist or in any way encourage any current employee, independent contractor or consultant of Company or any subsidiary of Company to terminate his or her employment relationship or consulting relationship with Company or subsidiary, nor shall Employee hire or solicit the employment services of any former employee, independent contractor or consultant of Company or any subsidiary of Company whose employment or other relationship to Company has been terminated for less than six (6) months,

(b) Non-Solicitation of Customers. For a period of one (1) year after Employee’s employment with Company is terminated for any reason, Employee shall not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit or contact for the purpose of solicitation any Customer of Company. For purposes of this Section 6(b), “Customer” shall mean any company or business entity that Employee had contact with or performed services for during Employee’s employment with Company.

(c) Requirement to Notify New Employer. For a period of one (1) year following termination of Employee’s employment hereunder, Employee shall notify any subsequent employer of Employee of Employee’s obligations under this Agreement, and shall provide written notice to Company of such notification.

7. Legal and Equitable Remedies. Employee acknowledges that Company shall suffer damages incapable of ascertainment in the event that any of the provisions of Sections 5, 6, and/or 12(a) hereof are breached, and that Company shall be irreparably damaged in the event that the provisions of Sections 5, 6, and/or 12(a) are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Sections 5, 6, and/or 12(a) of this Agreement, Employee agrees that, in addition to any and all other remedies available to Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Sections 5, 6, and/or 12(a) of this Agreement. Employee agrees not to assert in any such action that an adequate remedy exists at law. All expenses, including without limitation attorneys' fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Sections 5, 6, and/or 12(a) of this Agreement shall be borne by the losing party to the fullest extent permitted by law. The losing party hereby agrees to indemnify and hold harmless the other party from and against all such expenses.

8. Defend Trade Secrets Act. As required by the Defend Trade Secrets Act, the Company hereby notifies Employee that misappropriation or improper disclosure of the Company’s trade secret or confidential information is protected by law if the disclosure is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, or in an anti-retaliation lawsuit, if the filing is made under seal, and there is no disclosure of trade secret information except pursuant to court order. This immunity applies to trade secret law violations of any state or federal law and in both civil and criminal contexts.

9. Taxes.

(a) The Company may withhold from any payments made under this Agreement, including payments made pursuant to Section 4, all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to Employee pursuant to this Agreement, including, specifically, the application of the provisions of Sections 280G or 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments.

(b) In the event that any amount otherwise payable pursuant to this Agreement would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.

10. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its subsidiaries or affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

11. Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

12. Miscellaneous.

(a) Non-Disparagement. During the term of this Agreement, Employee shall not disparage Company or disclose to any third party the conditions of Employee’s employment with Company except as may be required in filings made pursuant to applicable law and the rules and regulations of the Securities and Exchange Commission.

(b) Survival. Sections 1, 3, 5, 6, 7, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason (whether such termination is by Company, by Employee, upon the expiration of this Agreement by its terms or otherwise).

(c) Severability. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions automatically shall be replaced by other provisions that are valid and enforceable and that are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

(d) Entire Agreement; Amendment. This Agreement contains the entire agreement between Company and Employee with respect to the subject matter hereof. This Agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing, executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

(e) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via first class mail as follows:

If to Company:	Attn: General Counsel Aerocentury Corp. 3000 El Camino Real, Bld. 4, Suite 200 Palo Alto, CA 94306 Email: __________________
If to Employee:	Attn: ___________________ _______________________ _______________________ Tel: ____________________ E-mail: __________________

and/or to such other persons and addresses as any party hereto shall have specified in writing to the other.

(f) Assignability. This Agreement shall not be assignable by Employee, but shall be binding upon and shall inure to the benefit of Employee’s heirs, executors, administrators and legal representatives. This Agreement shall be assignable by Company to any affiliate, subsidiary or division thereof and to any successor in interest.

(g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the principles of conflicts of laws thereof.

(h) Venue/Jurisdiction. Employee hereby irrevocably agrees that any suit, action, or other proceeding arising out of or in any way related to this Agreement may be brought only in the state or federal courts in the county of Santa Clara, California, and Employee agrees to the non-exclusive personal jurisdiction and venue of any court in the county of Santa Clara, California.

(i) Waiver and Further Agreement. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition hereof nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

(j) Headings of No Effect. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) Interpretation. When the context so requires in this Agreement, words of one gender include one or more other genders, singular words include the plural, and plural words include the singular. Use of the word “include” or “including” is intended as an introduction to illustrative matters and not as a limitation. The word “party” when used in this Agreement means either Employee or Company unless another meaning is required by the context. The word “person” includes individuals, entities and governmental authorities. The words “government” and “governmental authority” are intended to be construed broadly and include governmental agencies, bodies, boards, departments and officers and individuals acting in any official capacity.

(l) Legal Review. EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTOOD THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY TO THE FULLEST EXTENT EMPLOYEE HAS DESIRED.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer

Aerocentury Corp.

Name:
Title:

Employee

Name:
An Individual